Exhibit 5.1

May 30, 2003

XTO Energy Inc.

810 Houston Street, Suite 2000

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-4
XTO Energy Inc.

Ladies and Gentlemen:

This firm has acted as counsel to XTO Energy Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the proposed offer by the Company to exchange (the “Exchange Offer”) all outstanding 6 1/4% Senior Notes due 2013 (the “Original Notes”) of the Company for new 6 1/4% Senior Notes due 2012 (the “Exchange Notes”) of the Company. The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated as of April 23, 2003, between the Company and The Bank of New York, as Trustee.

In connection with this opinion, we have reviewed all documents that we consider necessary, in our professional judgment, to render the opinions expressed herein. We have assumed that: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and, if not originals, are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company was incorporated, exists and is in good standing under the laws of the State of Delaware.

XTO Energy Inc.

May 30, 2003

2.	The issuance of the Exchange Notes has been duly authorized by the Company and, upon the due execution and authentication and delivery of the Exchange Notes in accordance with the terms of the Indenture against the exchange of the Original Notes in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, the Exchange Notes will be validly issued.

3.	When (i) the Registration Statement becomes effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with the terms of the Indenture except (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditor’s rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

This opinion is further limited and qualified in all respects as follows:

A. This opinion is specifically limited to matters of the existing laws of the State of Delaware and the laws of the United States of America; provided, however, that the opinion in numbered paragraph 2 relating to provisions of the Indenture and the opinion in numbered paragraph 3 relating to the enforceability of the Exchange Notes are limited solely to the existing laws of the State of New York. Except as expressly stated in the foregoing sentence, we express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

B. This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

C. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

XTO Energy Inc.

May 30, 2003

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the use of our name in the prospectus forming a part of such registration statement under the caption “Legal Matters.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ KELLY, HART & HALLMAN

KELLY, HART & HALLMAN

(a professional corporation)